Exhibit 4

CALL OPTION TRANSACTION

To:	MHR Institutional Partners III LP
Attention:	Janet Yeung; Michael Sirignano and Ron Jakubek
Address:	40 W. 57th Street, 24th Floor, New York, New York, 10019

From:	SOCIÉTÉ GÉNÉRALE
Address:	17 COURS VALMY 92987 PARIS-LA DEFENSE, FRANCE
Date:	January 9, 2014

Transaction Ref.:	6916783
Confirmation Ref.:	6209723

This document (the “Call Option Confirmation”) supersedes any and all previous confirmations in respect of the subject matter set forth below. The parties have entered into a transaction with the terms and conditions specified below on the Commencement Date specified below (the “Transaction”). This Call Option Confirmation constitutes a “Confirmation” as referred to in the Agreement.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Call Option Confirmation. In the event of any inconsistency between the Equity Definitions or the Agreement and this Call Option Confirmation, this Call Option Confirmation will govern for the purpose of the Transaction. For purposes of the Equity Definitions, the Transaction shall be a Share Option Transaction.

This Call Option Confirmation evidences a complete and binding agreement between Société Générale (“SG”) and MHR Institutional Partners III LP (“Counterparty”) as to the terms of the Transaction to which this Call Option Confirmation relates. This Call Option Confirmation shall constitute a “Confirmation” as referred to in, and supplements, forms a part of and is subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if the parties had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law and USD as the Termination Currency) on the date hereof between SG and Counterparty. The parties agree to be subject to an agreement in the form of the 1994 Credit Support Annex (Bilateral Form–New York Law) (the “CSA”) which supplements, forms part of and is subject to the Agreement, as if they had executed such annex on the Commencement Date with Paragraph 13 of the CSA containing the modification and elections set forth below. In the event of any inconsistency between the provisions of the Agreement or the CSA and this Call Option Confirmation, this Call Option Confirmation will govern for the purpose of the Transaction. In the event of any inconsistency between the Equity Definitions and this Call Option Confirmation, this Call Option Confirmation will govern.

SG and Counterparty agree to use all reasonable efforts to negotiate, execute and deliver within six (6) months of the date hereof an agreement in the form of the 2002 ISDA Master Agreement, with such modifications as SG and Counterparty will in good faith agree. Upon the execution by SG and Counterparty of such 2002 ISDA Master Agreement, this Confirmation will supplement, form a part of, and be subject to that agreement. All provisions contained or incorporated by reference in the 2002 ISDA Master Agreement upon its execution will govern this Confirmation except as expressly modified below or therein.

1.             The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Commencement Date:	January 9, 2014

Option Type:	Call

Option Style:	Modified American as set forth under Settlement Terms

Seller:	SG

Buyer:	Counterparty

Shares:	The common stock of Titan International, Inc. (the “Issuer”) (ticker symbol: “TWI”).

Number of Options:	2,882,700

Strike Price:	$8.1225

Premium:	$25,053,833.97

Premium Percentage:	53.50%

Premium Payment Date:	The Exchange Business Day immediately following the Commencement Date.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Latest Exercise Time:	The earlier of (i) 12:00 p.m. (New York City time) and (ii) two hours prior to the close of the Exchange.

Expiration Time:	The earlier of (i) 12:00 p.m. (New York City time) and (ii) two hours prior to the close of the Exchange.

Expiration Date:	The date that is six (6) months and ten (10) calendar days immediately following the Commencement Date.

Multiple Exercise:	Applicable

Minimum Number of Options:	100

Integral Multiple:	100

Maximum Number of Options:	The number of unexercised Options

Settlement Terms:

Settlement Method Election:

Applicable; provided that it shall be a condition to Counterparty’s right to elect Physical Settlement that, at the time of such election, all required filings and all applicable waiting periods under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated hereby shall have been made or shall have expired or been terminated, as applicable (the “HSR Act Condition”. The determination as to whether any filing relating to the transactions contemplated hereby is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall be made by Counterparty in its sole discretion.

Electing Party:	Counterparty

Settlement Method Election Date:	In the event of (i) Cash Settlement, the 2nd Scheduled Trading Day prior to the Exercise Date or (ii) Physical Settlement, the Exercise Date.

Default Settlement Method:

Cash Settlement; provided that if the HSR Act Condition is satisfied prior to the Expiration Date, Physical Settlement shall be the Default Settlement Method for all Exercise Dates occurring after the time of such satisfaction; provided further that if Cash Settlement is applicable, the Conditions to Cash Settlement shall apply; and provided further that if Physical Settlement is applicable clause (a) of Section 9.4 of the Equity Definitions is hereby amended by adding the words “as soon as practicable, but in any event no later than” before the words “one Settlement Cycle”.

Where Counterparty makes an election hereunder that results in Cash Settlement being applicable to an Option, Counterparty shall be deemed to represent to SG that it is not making such election “on the basis of” (as such phrase is defined in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) any material non-public information regarding the Shares or the Issuer.

Conditions to Cash Settlement:

Notwithstanding anything to the contrary provided herein or in the Equity Definitions, the first day on which Counterparty may exercise any of the Options with Cash Settlement as the Settlement Method shall be July 9, 2014.

In addition, and without limiting any other provision herein, if Cash Settlement is applicable hereunder and Counterparty (1) represents and warrants to SG prior to the first Averaging Date that it is not an “affiliate” (as such term is defined in Rule 144(a)(1) of the Securities Act of 1933, as amended) (the “Securities Act”) of the Issuer, Cash Settlement will be determined by reference to the first sentence under “Averaging Dates” contained in Schedule A without giving effect to the first proviso therein or (2) does not represent and warrant to SG prior to the first Averaging Date that it is not an “affiliate” of the Issuer, Cash Settlement will be determined by SG by reference to the definition of “Averaging Dates” contained in Schedule A.

Settlement Currency:	USD

Option Cash Settlement Amount:	As set forth in Section 8.2 of the Equity Definitions.

Cash Settlement Payment Date:	Three (3) Currency Business Days after the Valuation Date.

Valuation:

Valuation Time:	5:00 p.m. New York City time on the Valuation Date.

Valuation Date:	If Cash Settlement applies, the final Averaging Date and if Physical Settlement applies, the Exercise Date.

Averaging Dates:	As specified in Schedule A.

Relevant Price:	For purposes of Section 6.7 of the Equity Definitions, with respect to any Options for which Cash Settlement is elected, the VWAP Price.

VWAP Price:

For any Exchange Business Day, the volume-weighted average price per Share, as displayed on Bloomberg Page “TWI UN<Equity> AQR” (or any successor thereto) with respect to the period during the regular trading hours inclusive of the closing print in the Shares on such Exchange Business Day, as determined by the Calculation Agent, or in the event such price is not so reported for such day for any reason or is manifestly erroneous, as reasonably determined by the Calculation Agent, subject to Cash Dividend below.

Rebate Amount:

Payment of Rebate Amount:

Upon any exercise of the Call Option prior to the Expiration Date in respect of which Physical Settlement applies, SG will pay to Counterparty the Rebate Amount determined on such Exercise Date.

Upon any exercise of the Call Option prior to the Expiration Date in respect of which Cash Settlement applies, SG will pay to Counterparty the Rebate Amount on the date such Rebate Amount is determined.

Rebate Amount:

In respect of a Number of Options, the amount determined on the Exercise Date in respect of such Number of Options equal to the product of (a) with respect to an Exercise Date occurring (i) on or prior to a date that is one month from the Commencement Date, one or (ii) after the date that is one month from the Commencement Date, the Remaining Fraction, (b) 1.00%, (c) the Number of Options exercised on such Exercise Date multiplied by the Option Entitlement, (d) two, and (e) the Strike Price.

Remaining Fraction:	In respect of Physical Settlement or Cash Settlement, on any Exercise Date, the quotient of (a) the number of calendar days remaining between such Exercise Date and the Expiration Date, and (b) 191.

Dividends:

Cash Dividend:

If any Ex-Dividend Date in respect of a payment, dividend or other distribution by the Issuer to all or substantially all holders of the Shares in the form of solely cash (each, a “Cash Dividend”) occurs on any day during the Dividend Period, then the Calculation Agent shall reduce the Strike Price by an amount equal to the cash paid by the Issuer in respect of one Share in the relevant Cash Dividend.

The immediately preceding sentence shall apply to successive Cash Dividends. For purposes of this paragraph, “Ex-Dividend Date” means the first date on which the Shares trade, regular way, on the Exchange without the right to receive the Dividend (from the Issuer or, if applicable, from the seller of the Shares, in the form of due bills or otherwise, as determined by the Exchange).

Extraordinary Dividend:	Any dividend or distribution on the Shares other than a Cash Dividend the Ex-Dividend Date for which occurs during the Dividend Period.

Consequences of an Extraordinary Dividend:	If an Extraordinary Dividend occurs, the Calculation Agent shall reduce the Strike Price by the Extraordinary Dividend Amount.

Dividend Period:	The period from but excluding the Commencement Date to and including the Expiration Date.

Extraordinary Dividend Amount:

The amount of value per Share of the relevant Extraordinary Dividend, as determined by the Calculation Agent in a commercially reasonable manner; provided that, for the avoidance of doubt, any cash component of an Extraordinary Dividend shall be treated as a Cash Dividend.

Adjustments:

Method of Adjustment:

Calculation Agent Adjustment; provided that, notwithstanding any provision to the contrary in the Equity Definitions, the adjustments pursuant to Section 11.2(c) thereof in respect of an Extraordinary Dividend shall be as set forth above under “Dividends”.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination). Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (A) inserting into the first line thereof the reference “(1)” after the word “means” and (B) inserting the following words immediately after the words “from transferring them” at the end thereof: “or (2) at SG’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the Agreement with respect to that Issuer.” For the avoidance of doubt, if the Calculation Agent determines that an amount under Section 12.7(b) of the Equity Definitions is payable by Counterparty to SG, such amount shall be deemed to equal to zero.

Shareholder Rights Plan:

With respect to the above Share Adjustments and Extraordinary Events, upon the occurrence of an event described in Section 11.2(e)(vi) of the Equity Definitions (including the issuance of Shares under a so-called “poison pill”) that occurs as a direct result of an acquisition of Shares, or a derivative or equivalent transaction involving the Shares, by the Counterparty or its affiliated funds in excess of the ownership threshold specified in such shareholder rights plan that triggers such Share Adjustment or Extraordinary Event, SG shall not be obligated to adjust the Number of Shares or other terms hereunder to reflect such event, and without limiting the foregoing, the Number of Shares deliverable by SG hereunder will be determined exclusive of additional Shares or rights with respect thereto delivered to other holders of Shares as a result of such event.

Additional Disruption Events:

Change in Law:

Applicable, provided that (A) any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Commencement Date and (B) Section 12.9(a)(ii) is hereby amended by (x) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (y) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof and (z) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the word “obligations” in clause (Y) thereto.

Failure to Deliver:

Not Applicable. SG acknowledges that upon a failure by SG to deliver any Shares deliverable by SG hereunder for any reason whatsoever, Counterparty may acquire in the open market, or otherwise, the Shares that would have been otherwise delivered by SG absent the relevant Event of Default resulting from such failure to deliver Shares and, for the avoidance of doubt, in calculating the

Close-out Amount for purposes of Section 6(e) of the Agreement, Counterparty shall have the right to include any and all losses and costs that Counterparty has incurred as a result of having to make such acquisitions in lieu of receiving such shares from SG hereunder.

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Determining Party:	SG for all applicable events.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

2. Calculation Agent:

SG. Following any determination, adjustment or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will provide the Counterparty a report displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be; provided that the Calculation Agent shall not be obligated to disclose any proprietary models or formulas used in such determination, adjustment or calculation.

3. Address for Notices:

Notice to SG:	Société Générale
c/o SG Americas Securities, LLC
245 Park Avenue New York, New York 10167 Telephone No.: (212) 278-6985

E-mail: thomas.droumenq@sgcib.com, sanjay.garg@sgcib.com, jonathan.bensimon@sgcib.com, aurelien.bonnet@sgcib.com and rafal.nowak@sgcib.com

Attention: Thomas Droumenq, Sanjay Garg, Jonathan Bensimon, Aurelien Bonnet and Rafal Nowak

with a copy to:

Société Générale
Tour Société Générale 17 Cours Valmy 92987 Paris La-Defense cedex

Notice to Counterparty:	MHR Fund Management LLC
40 W 57th St.
24th Floor
New York, New York 10019

Telephone No: (212) 262-0005
E-mail: jyeung@mhrfund.com; msirignano@mhrfund.com; and rjakubek@mhrfund.com
Attention: Janet Yeung; Michael Sirignano; and Ron Jakubek

with a copy to:

O’Melveny & Myers LLP
7 Times Square
New York, New York 10036
Telephone No.: (212) 728-5977
E-mail: dschultz@omm.com; jhawrylewicz@omm.com
Attention: David Schultz; Jaroslaw Hawrylewicz

4. Account Details:

Account for payments to SG:	To be advised.

Account for delivery of Shares to Counterparty:	To be advised.

5.              Other Provisions:

(a)             Additional Representations and Warranties of Counterparty and SG.

  Counterparty hereby represents and warrants to SG as of the date hereof, and covenants with SG, that:

(i)

Counterparty is not entering into the Transaction “on the basis of” (as such phrase is defined in Rule 10b5-1 under the Exchange Act) any material non-public information regarding the Shares or the Issuer.

(ii)

Counterparty understands that it will not be entitled to any voting rights in respect of any Shares prior to delivery by SG of such Shares following an exercise of Options under the Call Option Transaction.

(iii)

Counterparty agrees with SG and acknowledges that there are no voting, hedging or settlement arrangements between Counterparty and SG with respect to any Shares or the Issuer, other than the specific terms set forth in this Call Option Confirmation.

(iv)	Counterparty is an “eligible contract participant” as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended.

(v)

Counterparty is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(vi)

Counterparty is, and shall be as of the date of any payment or delivery by Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

(vii)

On and after the Commencement Date, Counterparty shall make all filings required pursuant to its reporting obligations under Section 16, Section 13(d) and Section 13(g) of the Exchange Act with respect to this Transaction.

(viii)

Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that (A) SG is not making any representations or warranties or giving any advice with respect to the legal, regulatory, accounting or tax treatment of the Transaction, and Counterparty has consulted with its own legal, regulatory, accounting and tax advisors with respect to the Transaction, and (B) none of SG and its affiliates has acted or will act as Counterparty’s fiduciary in any way, or has any fiduciary duties to Counterparty; and Counterparty is not relying, has not relied and will not rely upon any communication (written or oral) of SG or any of its affiliates. Counterparty has made or will make its own independent decision to enter into the Transaction based upon its own judgment and upon advice of such advisors as Counterparty deems necessary.

(ix)

Promptly upon becoming aware of any Event of Default or Potential Event of Default where Counterparty is or would be the Defaulting Party, Counterparty will notify SG, specifying the nature of such Event of Default or Potential Event of Default, and will give to SG such other information about such Event of Default or Potential Event of Default as SG may reasonably require.

SG hereby represents and warrants to Counterparty as of the date hereof, and covenants with Counterparty, that:

(i)

Promptly upon becoming aware of any Event of Default or Potential Event of Default where SG is or would be the Defaulting Party, SG will notify Counterparty, specifying the nature of such Event of Default or Potential Event of Default, and will give to Counterparty such other information about such Event of Default or Potential Event of Default as Counterparty may reasonably require.

(b)	Securities Contract.

The parties hereto agree and acknowledge that SG is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that (A) this Call Option Confirmation will be (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “settlement payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is “transfer” within the meaning of Section 546 of the Bankruptcy Code, (B) the rights given to SG hereunder and under the Agreement upon the occurrence of an Event of Default, Termination Event or Extraordinary Event constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract” and a “swap agreement”” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code, and (C) SG is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(c)	Private Placement.

Counterparty and SG each represent and warrant to the other that (i) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (ii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) it understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(d)	Designation by SG.

SG (the “Designator”) may designate any of its affiliates (the “Designee”) to deliver and otherwise perform its obligations to deliver any Shares in respect of the Transaction, and the Designee may assume such obligations and the obligations of SG under the Transaction with respect to such Shares. Such designation shall not relieve the Designator of any of its obligations hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations of the Designator hereunder, then the Designator shall be discharged of its obligations to Counterparty to the extent of such performance.

(e)	Assignment.

The rights and duties under this Call Option Confirmation may not be assigned or transferred by any party hereto without the prior written consent of the other party hereto, such consent not to be unreasonably withheld; provided that SG may, without the prior written consent of Counterparty, assign or transfer any of its rights or duties hereunder to any of its affiliates whose obligations hereunder are guaranteed by SG by a full and unconditional guarantee of performance and payment when due and not of collectability, so long as such guarantee shall be and provide that it is a primary obligation of SG and not merely a contract of surety; provided that SG may not transfer or assign its rights and obligations under the Agreement or the Transaction if such transfer or assignment would result in (i) Counterparty being required to pay the assignee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Counterparty would have been required to pay to SG in the absence of such assignment or (ii) SG receiving a payment from which an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Counterparty would have been required to so withhold or deduct in the absence of such assignment, unless the assignee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement corresponding to such withholding or deduction.

(f)	Matters relating to SG and SG Americas Securities LLC (the “Agent”).

(i)

SG is not registered as a broker or dealer under the Exchange Act. Agent has acted solely as agent for SG and Counterparty to the extent required by law in connection with the Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under the Transaction. The parties agree to proceed solely against each other, and not against Agent, in seeking enforcement of their rights and obligations with respect to the Transaction, including their rights and obligations with respect to payment of funds and delivery of securities.

(ii)	Agent may have been paid a fee by SG in connection with the Transaction. Further details will be furnished upon written request.

(iii)	The time of the Transaction will be furnished by Agent upon written request.

(g)

Survival of Representations and Warranties. For the avoidance of doubt, the representations and warranties contained or incorporated by reference in this Call Option Confirmation shall survive any settlement or termination of the Transaction.

(h)	Miscellaneous.

(i)

Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Call Option Confirmation, the Agreement or the CSA. Each party (x) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (y) acknowledges that it and the other party have been induced to enter into this Call Option Confirmation by, among other things, the mutual waivers and certifications in this Section.

(ii)

THIS CALL OPTION CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND ANY FEDERAL COURTS LOCATED IN NEW YORK CITY. THE PARTIES HERETO HEREBY AGREE THAT THE CUSTODIAN’S JURISDICTION, WITHIN THE MEANING OF SECTION 8-110(e) OF THE UCC, INSOFAR AS IT ACTS AS A SECURITIES INTERMEDIARY HEREUNDER OR IN RESPECT HEREOF, IS THE STATE OF NEW YORK.

(iii)	SG appoints as Process Agent:

Société Générale, New York Branch

Attention: General Counsel

245 Park Avenue, 11th Floor

New York, NY 10167

and agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth above shall be effective service of process for any action, suit or proceeding brought against it.

(iv)	Agreements and Acknowledgements Regarding Hedging.

Counterparty understands, acknowledges and agrees that:

(A)

At any time on and prior to the Valuation Date for the Call Option Transaction, SG and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction and the Call Option Transaction;

(B)	SG and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(C)

SG shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of the Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction and the Call Option Transaction; and

(D)

Any market activities of SG and its affiliates with respect to Shares may affect the market price and volatility of Shares, including any VWAP Price, each in a manner that may be adverse to Counterparty.

(v)

Except as expressly provided herein, this Call Option Confirmation is not intended, or shall be construed, to create any rights in any person other than Counterparty, SG and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and SG shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

(vi)

Any provision of this Call Option Confirmation may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment by SG and Counterparty, and in the case of a waiver, by the party against whom the waiver is to be effective.

(vii)

Counterparty acknowledges and agrees that the Transaction (A) shall not constitute a bank savings account, deposit account or brokerage account transaction, (B) will not be insured by the Federal Deposit Insurance Corporation or any other Federal agency, the Securities Investor Protection Corporation, the Options Clearing Corporation or any other entity, and (C) will not be guaranteed by any depositary institution.

(viii)

Recording of Conversations. Each party (A) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with the Transaction, (B) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (C) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any suit, action or proceeding relating to a dispute arising out of or in connection with the Transaction.

(ix)

None of the assets of Counterparty are, or will be at any time while the Transaction is outstanding hereunder, deemed to be the assets of any “employee benefit plan” that is subject to Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or subject to any law, rule, regulation or binding policy which is materially similar to Section 406 of ERISA or Section 4975 of the Code, whether or not pursuant to United States Department of Labor regulation 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA. In addition, Counterparty will immediately provide written notice to Party A in the event that it is aware that it is in breach of this representation or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will be in breach of this representation.

(x)

Counterparty and SG acknowledge that, simultaneously with the entry into this Transaction, SG has entered into agreements substantially similar to this Transaction with MHR Capital Partners Master Account LP and MHR Capital Partners (100) LP, each of which is an affiliated fund of MHR Institutional Partners III LP. This Transaction, together with such substantially similar transactions with MHR Capital Partners Master Account LP and MHR Capital Partners (100) LP, are each individually referred to herein as a “MHR Transaction” and collectively as the “MHR Transactions”. SG agrees that, with respect to any action, election or adjustment taken with respect to any MHR Transaction, SG shall simultaneously take the same such action, election or adjustment under all the MHR Transactions. In furtherance of the foregoing, any adjustment, calculation or determination shall be made proportionally for all the MHR Transactions.

(i)	Document Delivery.

During the term of this Transaction, Counterparty agrees to use its reasonable efforts to deliver its monthly Net Asset Value and net internal rate of return information (collectively, the “Fund Information”) in such format as previously delivered by Counterparty to SG within twenty (20) calendar days of the last day of each calendar month. “Net Asset Value” means, as of any day, the total value of assets less the total value of liabilities of Counterparty as calculated and determined in accordance with generally accepted accounting principles in the United States of America. All Fund Information previously delivered or to be delivered pursuant to this Transaction shall constitute MHR Information for purposes of that certain non-disclosure agreement, dated November 7, 2013, by and between MHR Fund Management LLC and SG.

Modifications to Paragraph 13 of the Credit Support Annex:

Paragraph 13. Elections and Variables.

(a)          Security Interest for “Obligations”. The term “Obligations” as used herein means any and all present and future obligations of SG or Counterparty to the other under or in connection with each Transaction under the Agreement.

(b)          Credit Support Obligations.

(i)    Delivery Amount, Return Amount and Credit Support Amount.

(A)    “Delivery Amount” has the meaning specified in Paragraph 3(a).

(B)    “Return Amount” has the meaning specified in Paragraph 3(b).

(C)    “Credit Support Amount” has the meaning specified in the last paragraph of Paragraph 3.

(ii)   Eligible Collateral. The following items will qualify as “Eligible Collateral” for the party specified:

		SG	Valuation
			Percentage
(A)	Cash	[X]	100%

(B)	negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of less than one year	[X]	99%

(C)	Such other collateral as Dealer and Counterparty may agree.	[ X ]	As may be agreed.

(iii) Other Eligible Support. The following items will qualify as “Other Eligible Support” for the party specified: Not Applicable.

(iv) Thresholds.

(A)	“Independent Amount” means with respect to SG: Zero

“Independent Amount” means with respect to Counterparty: an amount in USD equal to $22,946,436.14. For the avoidance of doubt, upon exercise of the Transaction or, if the Transaction is not exercised, at the Expiration Time on the Expiration Date the Independent Amount in respect of the Transaction shall be zero and the Independent Amount posted under the CSA by Counterparty shall be returned to Counterparty in accordance with the terms of the CSA.

(B)	“Threshold” means with respect to SG: Zero

“Threshold” means with respect to Counterparty: Infinity.

(C)	“Minimum Transfer Amount” means with respect to SG and Counterparty: $200,000; provided, however, that the Minimum Transfer Amount for a party shall be $0 upon the occurrence and during the continuance of an Event of Default, Potential Event of Default, Termination Event, Additional Termination Event (other than an Optional Early Termination) or Specified Condition with respect to such party.

(D)	“Exposure” means zero with respect to SG.

(c)          Valuation and Timing.

(i)   “Valuation Agent” means: SG.

(ii)  “Valuation Date” means: each Local Business Day.

(iii) “Local Business Day” means, unless otherwise designated herein, any day other than Saturday or Sunday on which banks in New York City are not required or permitted to be closed.

(iv) “Valuation Time” means:  the close of business on the Local Business Day before the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(v)  “Notification Time” means 10:00 a.m., New York time, on a Local Business Day.

(d)         Conditions Precedent and Secured Party’s Rights and Remedies. Each Termination Event specified below with respect to a party will be a “Specified Condition” for that party (the specified party being the Affected Party if a Termination Event or Additional Termination Event occurs with respect to that party).

	SG	Counterparty

Illegality	[X]	[X]
Tax Event	[ ]	[ ]
Tax Event Upon Merger	[ ]	[ ]
Credit Event Upon Merger	[X]	[X]
Additional Termination Event	[ ]	[ ]
Force Majeure	[X]	[X]

(e)         Substitution.

(i)  “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)  Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Inapplicable

(f)         Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which the notice is given that gives rise to a dispute under Paragraph 5.

(ii)	Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support will be calculated as follows: as set forth for other purposes in Paragraph 12; provided that with respect to Cash, the face value thereof multiplied by the applicable Valuation Percentage and, with respect to Treasury Securities, the arithmetic mean of the bid prices for the relevant Treasury Securities obtained by the Valuation Agent from Reference Dealers selected by it in accordance with the second sentence of Section 4.14 of the 2006 ISDA Definitions multiplied by the applicable Valuation Percentage. For these purposes, “Reference Dealers” means three leading dealers in the principal market for the relevant kind of security.

(iii)

Alternative. The provisions of Paragraph 5 will apply, except to the following extent: (A) pending the resolution of a dispute, Transfer of the undisputed Value of Eligible Credit Support or Posted Credit Support involved in the relevant demand will be due not later than the close of business on the same Local Business Day if the demand is given by the Notification Time, but will be due on the next Local Business Day after the demand if the demand is given after the Notification Time; and (B) the Disputing Party need not comply with the provisions of Paragraph 5(II)(2) if the amount to be Transferred does not exceed the Disputing Party’s Minimum Transfer Amount.

(g)         Holding and Using Posted Collateral.

(i) Eligibility to Hold Posted Collateral; Custodians. Counterparty will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

(A)	Counterparty is not a Defaulting Party.

(B)	Posted Collateral must be held in New York.

(h)         Distributions and Interest Amount.

(i)   Interest Rate. The “Interest Rate” will be, with respect to Eligible Collateral in the form of Cash, for any day, the rate opposite the caption “Federal Funds (Effective)” for such day as published for such day in Federal Reserve Publication H.15(519) or any successor publication as published by the Board of Governors of the Federal Reserve System.

(ii)  Transfer of Interest Amount. The Transfer of the Interest Amount will be made by the third Local Business Day of each calendar month. Notwithstanding Paragraph 6(d)(ii) of this Annex, the Interest Amount or portion thereof not Transferred pursuant to such Paragraph will not constitute Posted Collateral in the form of Cash.

(iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i)         Other Eligible Support and Other Posted Support.

(i)   “Value” with respect to Other Eligible Support and Other Posted Support means: Inapplicable.

(ii)  “Transfer” with respect to Other Eligible Support and Other Posted Support means: Inapplicable.

(j)          Demands and Notices. All demands, specifications and notices hereunder will be made pursuant to the Notices Section of the Agreement, unless otherwise specified here:

SG:	For Collateral:
Societe Generale, New York Branch
480 Washington Boulevard
Jersey City, NJ 07310
Attention: Collateral Management Team
Telephone: (201) 839-1940
Facsimile:
(201) 839-8126
E-mail: collateral-NY@sgcib.com

Attention:	Sales & Trading:
Sanjay Garg and Aurelien Bonnet
Telephone (212) 278-5187
Email: sanjay.garg@sgcib.com and aurelien.bonnet@sgcib.com

Societe Generale
c/o SG Americas Securities LLC
245 Park Avenue
New York, NY 10167

Legal Department Rafal Nowak Telephone (212) 278-7831 Email: rafal.nowak@sgcib.com Societe Generale c/o SG Americas Securities LLC 245 Park Avenue New York, NY 10167

Counterparty:

MHR Fund Management LLC

40 W 57th St.

24th Floor

New York, New York 10019

Telephone No: (212) 262-0005

E-mail: jyeung@mhrfund.com; msirignano@mhrfund.com; and rjakubek@mhrfund.com

Attention: Janet Yeung; Michael Sirignano; and Ron Jakubek

Addresses for Transfers.

SG

Societe Generale, New York Branch

480 Washington Boulevard

Jersey City, NJ 07310

Attention: Collateral Management Team

Telephone: (201) 839-1940

Facsimile: (201) 839-8126

E-mail: collateral-NY@sgcib.com

Transfer Instructions for SG:

Posted Collateral in the form of Cash:

FEDWIRE PAYMENTS

ABA No. 026004226

Bank: Société Générale, New York

SWIFT Code: SOGEUS33

Account No.: 00187011

In favor of: OPER/CLM NY – Collateral Department

CHIPS PAYMENTS

ABA No: 422

Bank: Société Générale, New York

Account No.: 196002

Posted Collateral in the form of securities:

To be advised

Counterparty:	[To be advised]

(k)           Agreement as to Single Secured Party and Pledgor.    SG and Counterparty agree that, notwithstanding anything to the contrary in the recital to the Annex, Paragraph 1(b) or Paragraph 2 of the Annex or the definitions in Paragraph 12 of the Annex, (a) the term “Secured Party” as used in the Annex means only Counterparty, (b) the term “Pledgor” as used in the Annex means only SG, and (c) only SG makes the pledge and grant in Paragraph 2 of the Annex, the acknowledgment in the final sentence of Paragraph 8(a) of the Annex and the representations in Paragraph 9 of the Annex.

(l)           Transfer Timing.  Paragraph 4(b) of the CSA is hereby amended by (i) deleting the word “next” in the third line there and replacing it with the word “same” and (ii) deleting the word “second” in the fifth line thereof and replacing it with the word “next”.

(m)         Paragraph 4(c) of the CSA shall be amended as follows: by deleting from the third and fourth lines the words “the Local Business Day following.”

[Remainder of Page Intentionally Left Blank]

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Call Option Confirmation.

Yours faithfully, SOCIÉTÉ GÉNÉRALE

By:	/s/ Judy Liu

Name:	Judy Liu
Title:	OTC Documentation Manager

Confirmed as of the date first written above:

MHR Institutional Partners III LP By: MHR Institutional Advisors III LLC, its General Partner

By:	/s/ Janet Yeung

Name:	Janet Yeung
Title:	Authorized Signatory

SCHEDULE A

Averaging Dates:

Subject to Regulatory Extension below, the 20 Exchange Business Days (the “Maximum Averaging Dates”) immediately following the Exercise Date, or such other period as the parties may agree; provided that SG may extend the Averaging Date period and thereby postpone the Cash Settlement Payment Date for the Transaction to the extent deemed necessary, upon the advice of its senior in-house counsel, to comply with Rule 144 under the Securities Act in disposing of any Hedge Position due to any status by Counterparty as an affiliate of the Issuer; provided further that if such Averaging Date period would not satisfy the Liquidity Condition, then the Averaging Date period shall be comprised of the minimum number of Averaging Dates that satisfies the Liquidity Condition.

The “Liquidity Condition” shall be satisfied on any date if the Number of Shares with respect to all Options of all option transactions between SG and Counterparty exercised on or before such date in respect of which Cash Settlement applies that have not settled prior to the Valuation Date for the relevant Option in respect of which such Liquidity Condition is being determined, divided by the Maximum Averaging Dates, is less than or equal to 20% of the average daily trading volume of the Shares on the Exchange for the four calendar weeks ending with (and including) the last full calendar week preceding the first relevant Averaging Date.

For the avoidance of doubt, Averaging Dates shall not apply to any Option for which Physical Settlement applies.

For greater certainty, Averaging Dates (and the adjustments contained in the Liquidity Condition provisions) will apply to the aggregate of all options (across all transactions between SG and Counterparty or any of its affiliates) exercised on the same date or exercised on Averaging Dates for other option transactions between SG and Counterparty or any of its affiliates that reference the same Shares.

Notwithstanding anything else to the contrary, if Regulatory Extension applies, the Calculation Agent may adjust the Averaging Dates in the case of Cash Settlement as set forth below.

Averaging Date Disruption:

Modified Postponement.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may determine that such Averaging Date is a Disrupted Day only in part, in which case (i) such day shall be an Averaging Date and the Scheduled Trading Day immediately following the date that would otherwise be the last Averaging Date shall be an additional Averaging Date, (ii) the Calculation Agent shall determine the VWAP Price on the Averaging Date that is a partially Disrupted Day on the basis of transactions in the Shares on the Exchange on such Averaging Date, taking into account the nature and duration of the relevant Market Disruption Event and (iii) in determining the Settlement Price, the Calculation Agent shall use an appropriately weighted VWAP Price in the numerator and a corresponding fraction of a day in the denominator for any such partially disrupted Averaging Date. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full. Section 6.6(a) of the Equity Definitions is hereby amended by

Schedule A

replacing the word “shall” in the fifth line thereof with the word “may,” and by deleting the words, “(i) that eighth Scheduled Trading Day shall be deemed to be the Valuation Date, notwithstanding the fact that such day is a Disrupted Day, and (ii)”, and Section 6.7(c)(iii)(A) of the Equity Definitions is hereby amended by replacing the word “shall” in the sixth and eighth line thereof with the word “may.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Extension:

Upon the occurrence of a Regulatory Disruption, SG shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the affected Exchange Business Days during the anticipated Averaging Dates following the election by the Counterparty of Cash Settlement.

In the event of a Regulatory Disruption, the Calculation Agent may treat the occurrence of such Regulatory Disruption as a Market Disruption Event, and/or postpone the Expiration Date for some or all of the Options, in any case if, and only to the extent, necessary or appropriate in light of the Regulatory Disruption.

Regulatory Disruption:

Any event occurring on an Averaging Date that the Calculation Agent determines, in a reasonable and good faith manner based on the advice of its senior in-house counsel, makes it necessary or appropriate in order to comply with any legal, regulatory or self-regulatory requirements generally applicable to SG in its equity derivatives business or related policies and procedures for SG to refrain from or decrease any market activity in connection with the cash settlement of the Transaction; provided that any such determination shall be consistent with the corresponding determinations made pursuant to averaging or settlement provisions with respect to other equity derivative transactions similarly affected.

Schedule A